EXHIBIT 10.4


                        AMENDMENT NO. 1 TO THE
             1994 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
                       OF COLTEC INDUSTRIES INC

       The Corporation hereby amends the 1994 Stock Option Plan for Outside Directors of Coltec Industries Inc in the manner hereinafter set forth.

       1. Article VI, Section 6.07 of the Plan entitled
          Nontransferable shall be amended in its entirety to read as follows:

            "6.07 Non-Assignability of Options. No Option shall be assignable or transferable by the recipient except by will or by the laws of descent and distribution. An Option shall be exercisable only by the recipient or his or her personal representatives, heirs or legatees.
          Notwithstanding the foregoing, the Company in its discretion, after making suitable provision with the Outside Director to provide for the payment of any required withholding upon the Option's exercise, may authorize the Outside Director to transfer a Nonqualified Stock Option to any member of the Outside Director's immediate family, to a trust established solely for the benefit of one or more members of the Outside Director's immediate family or to a partnership of which the only individuals or entities who are or could be partners are members of the Outside Director's immediate family and/or a trust established solely for the benefit of one or more members of the Outside Director's immediate family (collectively, `Permitted Transferee'). For this purpose, `immediate family' shall mean the Outside
          Director's spouse, children, present or former stepchildren, grandchildren, present or former stepgrandchildren, parents, present or former stepparents, grandparents, siblings (including half-brothers and sisters), in-laws and relationships arising due to legal adoption. The Company's authorization to allow such a transfer must be evidenced by the written Stock Option Agreement pursuant to which the Nonqualified Stock Option is awarded, or by a written amendment thereto. In the event of a transfer, the Permitted Transferee may exercise the Nonqualified Stock Option generally in accordance with the terms of this Plan and the Stock Option Agreement, but may not subsequently assign or transfer the Nonqualified Stock Option except by will or by the laws of descent and distribution. The foregoing sentence shall not be interpreted to prohibit a Permitted Transferee that is either a trust or partnership from modifying or expanding its beneficiaries or partners, respectively, provided that such beneficiaries or partners also independently would be considered Permitted Transferees."


       A new Section of the Plan entitled Withholding Taxes shall be added to read as follows:

            "6.08  Withholding Taxes.  Whenever under the
          Plan shares are to be issued in satisfaction of
          Options, the Corporation shall have the right to
          require the Outside Director (or if the Outside
          Director is not then living, the Outside Director's
          estate) to remit to the Corporation an amount
          sufficient to satisfy Federal, state and local
          withholding tax requirements prior to the delivery
          of any certificate or certificates for such shares.
          Whenever under the Plan payments are to be made in
          cash, such payments shall not be net of an amount
          sufficient to satisfy Federal, state and local
          withholding tax requirements."
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       2. The foregoing Amendment shall be effective for all Stock
          Options granted under the Plan; provided, however, that the amendment to Article VI, shall not be effective for any Stock Option granted under the Plan prior to July 10, 1997, until the Outside Director granted the Stock Option consents to the Amendment.